Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen California Dividend Advantage
Municipal Fund 2
333-49242
811-10197

A special meeting of the shareholders of the Nuveen California Dividend Advantage
Municipal Fund 2 was held on July 26, 2005.

The purpose of the meeting was to approve a new Investment Management Agreement:

The number of shares voted in the affirmative:
14,463,409 and
the number of negative votes:  109,646

Proxy materials are herein incorporated by reference to the SEC filing on June 20, 2005, under Conformed Submission Type DEF 14A, accession number 0000950137-05-007518.